Exhibit 10.95

STOCK PURCHASE AGREEMENT

between

JANONE, INC.

and

VM7 CORPORATION

dated as of

March 19, 2023

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Table of Contents

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of March 19, 2023, and effective as of March 1, 2023, is entered into between JanOne, Inc., a Nevada corporation (“Seller”), and VM7 Corporation, a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller owns, directly or indirectly:

i. all of the issued and outstanding shares of capital stock, no par value per share (the “ARCA California Securities”), of ARCA Recycling, Inc., a California corporation (“Arca California”);

ii. one hundred percent of the membership interests (the “Connexx Interests”) of Customer Connexx, LLC, a Nevada limited liability company (“Connexx”); and

iii. all the issued and outstanding shares of common stock, $1.00 par value per share (the “ARCA Canada Securities”), of ARCA Canada Inc., a corporation organized under the laws of Ontario, Canada (“ARCA Canada”). The ARCA California Securities, the Connexx Interests, and ARCA Canada Securities are collectively referred to as the “Subsidiaries’ Securities” and ARCA California, Connexx, and ARCA Canada are collectively referred to as the “Subsidiaries”.

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all and not less than all of the Subsidiaries’ Securities, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Subsidiaries’ Securities, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”) (other than restrictions on transfer arising under applicable state or federal securities laws).

Section 1.02 Purchase Price . The aggregate purchase price for the Subsidiaries’ Securities to be paid by Buyer (the “Purchase Price”) shall consist of:

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(a) the base price of $3,000 (the “Base Price”), payable at the Closing in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules; plus

(b) the Contingent Price.

The Contingent Price (the “Contingent Price “) means an amount equal to the greater of the Monthly Minimum Buyer’s payment on the fifth day each month (the “Payment Date”) during the Contingent Price Period (as that term is defined herein below) equal to the greater of the Monthly Minimum Payment or the Monthly Percentage-based Payment. The Buyer’s failure to make one or more payments in full of the Contingent Price, as provided herein within 25 days of the due date thereof, whether or not the Seller has provided written notice to the Buyer of such Contingent Price payment default, shall constitute a “Payment Event of Default”. The “Monthly Minimum Payment” shall equal $100,000 for the months of January and February during the pendency of the Contingent Price Period and $140,000 for all other months during the pendency of the Contingent Price Period.

Subject to the Monthly Minimum Payment, the “Monthly Percentage-based Payment” will equal:

For Subsidiaries’ aggregate gross revenues up to and including $2,000,000 for the calendar month prior to the date on which the Contingent Price payment is due,	5% of such amount of revenues,
Plus
For Subsidiaries’ aggregate gross revenues in excess of $2,000,000 up to and including $3,000,000 for the calendar month prior to the date on which the Contingent Price payment is due,	4% of such amount of revenues
Plus
For Subsidiaries’ aggregate gross revenues in excess of $3,000,000 for the calendar month prior to the date on which	3% of such amount of revenues

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the Contingent Price payment is due.

Notwithstanding the prior The “Contingent Price Period” means the period beginning with the Closing Date and ending on the fifteenth annual anniversary of the Closing Date. “Disclosure Schedules” means the disclosure schedules, attached hereto, and made a part hereof, delivered by Seller and Buyer concurrently with the execution, closing, and delivery of this Agreement. In the case of fractional monthly periods that are a part of the Contingent Price Period, a fraction shall be calculated, the numerator of which shall be the number of the days of such fractional month and the denominator of which shall be the number of days in such month. The Subsidiaries’ net revenues for such fractional month shall equal the net revenues for all of such month multiplied by the Proportional Fraction. The net revenue brackets above shall be adjusted for such fractional month by multiplying the Proportional Fraction by each of the bracket amounts stated above.

If Buyer fails to timely make a monthly payment of the Contingent Price (a “Delayed Payment”), the Buyer shall pay to Seller, a late payment fee of $1000.00 for each day after the payment date until Seller receive full payment of the Delayed Payment.

Section 1.03 Buyer’s Credit for Certain ARCA Distributions. The Subsidiaries or any of them will make payments, distributions or pay cash dividends to the Seller (the “Subsidiaries’ Distributions”), Seller will credit to Buyers liability for payments of the Contingent Price, the amount of the Subsidiaries’ Distributions made on March 1, 2023, and thereafter. Such credit will be applied to the next Buyer’s payments required hereby. If, on the date for any payment of Contingent Price, the balance of uncredited Subsidiaries’ Distributions is greater than the payment amount, the amount by which the balance exceeds such month’s liability for the Contingent Price will be credited against the Buyer’s liability for payment for the next succeeding month.

Section 1.04 Voluntary/Mandatory Prepayment of Contingent Price; Sale of Buyer or Subsidiaries; Pledge of Stock and Irrevocable Transfers.

(a) The Buyer may at any time, prepay in full, but only in full upon the payment to Seller, in cash, an amount equal to the Prepayment Price. The Prepayment Price will equal to the present value of the anticipated remaining monthly payments of Contingent Price discounted at the rate of 5% per annum. The Parties will establish a reasonable estimate of the remaining Contingent Price Payments in order to determine the Prepayment Price.

(b) The Buyer shall pay an amount equal to the Prepayment Price on a date thirty days after the earliest date upon which (i) the current holder of 100 percent of the capital stock of the Buyer holds less than 75 percent of the capital stock thereof, (ii) the Buyer sells substantially all of its assets, (iii) the Buyer holds less than fifty percent of the capital stock of the Subsidiaries, or (iv) the Subsidiaries sell substantially all of their respective assets. Such payment will be considered a prepayment of all of Buyer’s liability for the Contingent Price and thereafter Buyer shall have no liability to Seller for the payment of the Contingent Price. Upon any such occurrence, the Prepayment Price will equal to the present value of the anticipated remaining monthly payments of Contingent Price discounted at the rate of 5% per annum. The

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Parties will establish a reasonable estimate of the remaining Contingent Price Payments in order to determine the Prepayment Price.

(c) Notwithstanding anything to the contrary contained herein, the Buyer may not undertake any of the actions referenced in subsections (b)(ii), (iii), or (iv), above, without the prior written consent of the Seller. Further, the Buyer may not undertake the action referenced in section (a), above, in contemplation of or in connection with any of the actions referenced in subsections (b)(ii), (iii), or (iv), above, without the prior written consent of the Seller.

Section 1.05 Pledge of Stock; Irrevocable Transfers. The Buyer will secure its obligations hereunder, including its obligations to pay the Contingent Price with a grant of a security interests in all of the capital stock pursuant to the terms of the Pledge Agreement in the form attached hereto as Exhibit B. If the Seller exercises any of its rights in the Pledge Agreement, the payment of the Contingent Price will be deemed accelerated to an amount equal to the Prepayment Price and the taking or transfer of the Collateral as defined in the Pledge Agreement will be deemed a discharge of Buyer’s liability for the payment of the Contingent Price. For the avoidance of doubt this Paragraph expresses the Parties’ agreement that Buyer’s liability for payment of the Contingent Price is limited to the stock of the Subsidiaries and the Seller’s rights under the Pledge Agreement. Notwithstanding the Seller’s rights as provided in the Pledge Agreement in connection with such securing of obligations, the Buyer will also execute and deliver to the Seller the Irrevocable Transfers in the form attached hereto as Exhibit C.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Central Standard Time on March 1, 2023.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) Share certificates evidencing the ARCA California Securities and the ARCA Canada Securities and an assignment of the Connexx Interests, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state or federal securities laws), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b) A certificate of the Secretary (or other officer) of Seller certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the stockholders of Seller authorizing the execution, delivery, and, as relevant, performance of this Agreement, the Pledge Agreement, and the Irrevocable Transfers, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are

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in full force and effect; (ii) the names, titles, and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Subsidiaries, including any amendments or restatements thereof, and that such governing documents are in full force and effect. The term “Pledge Agreement” means the Stock And Membership Interests Pledge Agreement to be entered into between the Buyer and the Seller in which the Buyer has granted certain security interests to the Seller in connection with certain of the Buyer’s obligations to the Seller referenced in this Agreement. The term “Irrevocable Transfers” means those certain agreements to be executed and delivered by the Buyer as referenced in the Pledge Agreement.

(c) Resignations of the directors and officers of the Subsidiaries, effective as of the Closing Date.

(d) Good standing certificates (or their equivalent) for each of the Subsidiaries from the secretary of state or similar Governmental Authority of the jurisdiction in which each Subsidiary is organized and each jurisdiction where each Subsidiary is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(e) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) Written consents and waivers of default from the Subsidiary’s secured lenders. The secured lenders are set forth in Disclosure Schedule 2.02(f).

(g) The Pledge Agreement fully executed by all necessary Seller parties.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) The Base Purchase Price.

(b) A certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

(c) The Pledge Agreement fully executed by all necessary Buyer parties.

(d) The Irrevocable Transfers fully executed by VM7, ARCA California, ARCA Canada, and Connexx.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Laws shall mean any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”)

Section 3.02 Organization, Authority, and Qualification of the Subsidiaries. ARCA California is a corporation duly organized, validly existing, and in good standing under the Laws of the state of the State of California. ARCA Canada is a corporation duly organized, validly existing, and in good standing under the Laws of Ontario, Canada. Connexx is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada. Each Subsidiary has full power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted.

Section 3.03 Capitalization.

(a) The authorized and issued shares or interests of each Subsidiary are correctly stated in Schedule 3.03 (a) of the Disclosure Schedule and the issued shares or interests therein disclosed constitute the Subsidiaries’ Securities. All of the Subsidiaries’ Securities have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Subsidiaries’ Securities and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Subsidiaries’ Securities, free and clear of all Encumbrances.

(b) All of the Subsidiaries’ Securities were issued in compliance with applicable Laws. None of the Subsidiaries’ Securities were issued in violation of any agreement or commitment to which Seller or a Subsidiary is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited

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liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares or interests of any Subsidiary or obligating Seller or a Subsidiary to issue or sell any shares of, or any other interest in, a Subsidiary. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Subsidiaries’ Securities.

Section 3.04 Closing Balance Sheet; Assets and Liabilities. Each Subsidiary has delivered to Buyer its balance sheet (the “Closing Balance Sheet”) as of the date hereof. Except as disclosed in Section 3.04 of the Disclosure Schedule, the Subsidiaries have title to the Assets reflected on a Subsidiary’s Closing Balance Sheet and owns such Assets free and clear of Encumbrances. Each Subsidiary’s Closing Balance Sheet lists all of a Subsidiary’s Liabilities and except as disclosed on the Subsidiary’s Closing Balance Sheet, each Subsidiary has no Liabilities or contingent Liabilities and each Liability reflected on a Subsidiary’s Closing Balance Sheet is a duly incurred Liability of such Subsidiary. Assets means assets, properties and rights of every kind and nature, whether real, personal, or mixed, tangible or intangible (including goodwill) as make up the accounts from which the Assets part of the balance sheet is derived. “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

Section 3.05 Intercompany Liabilities. There are no liabilities owed among the Seller and each of the Subsidiaries except as disclosed on Disclosure Schedule 3.05. All liabilities disclosed on the Disclosure Schedule Section 3.05 will be discharged or waived prior to the Closing and at the Closing Date no liability shall exist among the Seller and any Subsidiary, except for the obligation of ARCA California in favor of SkyBridge Americas, Inc. in the approximate amount of $1.3 million for which funds are on deposit with the Hennepin County [Minnesota] District Court and an additional amount of approximately $366,777.83 (collectively, the “SkyBridge Obligations”). The $1.3 million SkyBridge Obligation shall remain an obligation of ARCA California until the funds have been released by the relevant court and the $366,777.83 SkyBridge Obligation shall be assumed by ARCA California.

Section 3.06 Books and Records. The minute books and share record and transfer books of each of the Subsidiaries, all of which are in the possession of the Seller and have been made available to Buyer, are complete and correct.

Section 3.07 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

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ARTICLE IV TC “ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER” \l 1
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the Subsidiaries’ Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Seller has not registered the offer and sale of the Subsidiaries’ Securities under the Securities Act or any state securities laws, and that the Subsidiaries’ Securities may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

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ARTICLE V
COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Subsidiaries, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Solicitation.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of a Subsidiary or encourage any employee to leave such Subsidiary’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, nothing in this Section 5.02(a) shall prevent Seller or any of its Affiliates from hiring: (i) any employee terminated by the Buyer or a Subsidiary or (ii) after one hundred eighty (180) days from the date of resignation, any employee who has resigned from the Buyer or a Subsidiary.

(b) Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

Section 5.03 Additional Seller Payment.

(a) The California Business Fee and Tax Division assessed ARCA California for a sales tax liability of approximately $4.13 million plus accrued interest in the amount of approximately $2.65 million for an aggregate amount of approximately $6.78 million as of the date of this Agreement (the “Assessment”). ARCA California has vigorously opposed the Assessment and is presently disputing the Assessment in certain administrative proceedings. If the Assessment is resolved for less than Assessment amount, ARCA California will pay to Seller an amount equal to fifty percent of the reduced Assessment amount (the “Shared Sales Tax Obligation”) by delivering its promissory note to the Seller evidencing the Seller Sales Tax Payment. The promissory note will provide for the payment of the Shared Sales Tax Obligation

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in three equal annual payments of the principal amount of such promissory note and the monthly payment of accrued interest on the unpaid balance of the promissory note at a rate of five percent per annum. Buyer will pay the first annual payment of the Shared Sales Tax Obligation to Seller on the last day of Buyer’s fiscal year of the year in which the Shared Sales Tax Obligation arises and Buyer will pay the second and third payments of the Shared Sales Tax Obligation to Seller on the last day of each of the next succeeding fiscal years of Buyer. If the Assessment is not resolved in a manner that is acceptable to the Seller in its sole and absolute discretion, the Buyer and ARCA California may continue with the dispute resolution process at the California Business Fee and Tax Division, but will solely bear all of the legal and related fees and costs associate therewith.

(b) If ARCA California receives a refund (the “CBFTD Refund”) from the California Business Fee and Tax Division for previously paid California sales taxes, the Buyer will pay to the Seller an amount equal to twenty-five percent of the Net California Sales Tax Recovery (the “Shared Sales Tax Recovery”). Net California Sales Tax Recovery means the actual amount of sales taxes refunded by the California Business Tax and Fee Division, including any amount of interest refunded thereon, less any amount of incentive legal fees paid or payable to Dakassian Law, the professional service fee representing the Seller and ARCA California in such California sales tax proceedings. ARCA California shall pay to the Seller the Shared Sales Tax Recovery in cash on or before the tenth business day after the later of (i) ARCA California’s receipt of the CBFTD Refund and (ii) the determination of the amount of such incentive legal fees.

(c) The Buyer and ARCA California each acknowledges that current or former customers of ARCA California may, directly or indirectly, contact the Buyer or ARCA California concerning (i) payments of sales taxes made to or through ARCA California in respect of California sales tax obligations during the period of time for which the CBFTD Refund was calculated and that such customers may demand a repayment of such sales tax payments or (ii) new assessments from the California Business Fee and Tax Division for sales tax obligations against such customers. The Buyer and ARCA California each agrees that any such customer payment issues are the sole responsibilities of the Buyer and ARCA California, which entities shall fully indemnify the Seller in respect thereof.

Section 5.04 Prior Proposed Transaction. Seller, for itself and for each of the Subsidiaries and Virland Johnson, for himself and for his Affiliates, each waives all liabilities and obligations arising from an earlier proposed transaction commenced in 2020 (the “Prior Transaction”), whereby certain Affiliates of Johnson were to purchase substantially all of the Assets of the Subsidiaries and assume certain Liabilities. For the avoidance of doubt, this waiver discharges all obligations to make a payment of $100,000 to the Seller and the Subsidiaries if the Prior Transaction did not occur prior to March 31, 2023.

Section 5.05 ERC Payments. Prior to the date hereof ARCA California and Connexx distributed to Seller, their respective rights to all payments from the Internal Revenue Service, in the approximate amounts of $601,000 plus accrued interest (currently estimated to be approximately $96,000) and $331,000 inclusive of accrued interest, respectively (collectively, the “ERC Payments”), to be received pursuant to the Employee Retention Credit provisions of the Coronavirus Aid, Relief, and Economic Security Act and the Taxpayer Certainty and

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Disaster Tax Relief Act of 2020, enacted December 27, 2020. When the ERC Payments are received by ARCA California and Connexx or any Affiliates thereof, the Buyer will cause and direct payments to the Seller of an amount equivalent to the ERC Payments be made within 10 days of such party’s receipt of the ERC Payments. Through and including the last date of such payments, the “SkyBridge Obligations” shall remain a payable of ARCA California and a receivable of the Seller.

Section 5.06 Further Assurances; Future Conduct; Non-Payment Events of Non-payment Default.

(a) Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

(b) During the first five-year period from and after the Closing (unless the Contingent Price has been paid in full prior thereto), upon the Seller’s written request, the Buyer shall tender to the Seller prepayments of the Contingent Price to a maximum of $1,000,000. Each such tender shall be made within 10 days’ of the request therefor. During such first five-year period, for any month for which the Monthly Percentage-based Payment would exceed the Monthly Minimum Payment, the excess thereof shall not be tendered by the Buyer to the Seller and shall be deemed to reduce any then-outstanding prepayment. During each month of the second five-year period from and after the Closing, the Seller shall tender to the Buyer an amount equivalent to one-sixtieth of the amount of any remaining Seller prepayments. As of the Closing, the Buyer has provided the Seller with prepayments of the Contingent Price in the amount of approximately $100,000. Through and including April 17, 2023, the parties anticipate that the Buyer, on not less than two days’ notice, will tender additional prepayments to the Seller in the aggregate amount of approximately an additional $500,000. Neither the prepayments nor the repayments shall bear interest. Failure by the Buyer to tender any such requested prepayments, promptly and as requested, subject to a 2-day cure period for written requests on or before April 17, 2022 and to a 20-day cure period for written requests thereafter, shall constitute a “Non-payment Event of Default” hereunder.

(c) The Buyer and each of the Subsidiaries shall timely and faithfully undertake all of their respective indemnification obligations, if and as required, as set forth in this Agreement. Any failure to do so subject to a 25-day cure period, shall constitute a “Non-payment Event of Default” hereunder.

(d) The Buyer and each of the Subsidiaries shall timely and faithfully undertake the performance of all of their respective covenants as set forth in this Agreement. Any failure to do so subject to a 25-day cure period, shall constitute a “Non-payment Event of Default” hereunder.

(e) Any representation or warranty made or deemed made by the Buyer to the Seller herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made shall constitute a “Non-payment Event of Default” hereunder.

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(f) The occurrence of an event of default by any of the Buyer or any of its Subsidiaries under any instrument, document, or agreement executed in connection with borrowed money (as defined under such instrument, document or agreement), where the Buyer or any of its Subsidiaries is a borrower or a guarantor if the effect of such an event of default is to cause or permit the acceleration of such indebtedness, subject to the applicable notice and cure provisions, if any, set forth in such agreements shall constitute a “Non-payment Event of Default” hereunder.

(g) Activities in respect of the Buyer or any of its Subsidiaries in any manner set forth below shall constitute a “Non-payment Event of Default” hereunder.

(i) The Buyer or any of its Subsidiaries commences any case, proceeding, or other action (1) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to such entity, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to such entity or its debts or (2) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for such or for all or any substantial part of its assets, or the Buyer or any of its Subsidiaries makes a general assignment for the benefit of such entity’s creditors;

(ii) There is commenced against the Buyer or any of its Subsidiaries any case, proceeding, or other action of a nature referred to in clause (i) above that (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged, or unbonded for a period of 60 days;

(iii) There is commenced against the Buyer or any of its Subsidiaries any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(iv) The Buyer or any of its Subsidiaries takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(v) The Buyer or any of its Subsidiaries is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

(h) Until the Buyer’s and each of its Subsidiaries’ respective obligations to the Seller hereunder have been satisfied in full, the Buyer shall operate the Subsidiaries in the ordinary course, as historically operated. Failure to do so subject to a 25-day cure period, shall constitute a “Non-payment Event of Default” hereunder.

(i) Upon the occurrence of any Payment Event of Default or any Non-payment Event of Default that remains uncured beyond the 2-, 20-, or 25-day cure period, as relevant, the Buyer shall tender to the Seller the amount of $1,000 per day until such Event of Default has been cured.

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ARTICLE VI
TAX MATTERS

Section 6.01 Tax Covenants.

(a) The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b) The term “Tax Return” means all returns, declarations, reports, information returns, and statements, and other documents relating to Taxes (including amended returns and claims for refund).

(c) Without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, denied, or conditioned), Seller shall not, to the extent it may affect or relate to a Subsidiary: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or a Subsidiary, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(d) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(e) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by each Subsidiary after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Tax Returns means all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund)

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the

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numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Seller or any Subsidiary shall be terminated as of the Closing Date. After such date neither the Buyer, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. Except as otherwise provided herein, Seller shall indemnify the Buyer, each Subsidiary, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost, or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in any Tax Return; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Seller and each Subsidiary or relating to the business of the Subsidiaries for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on a Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of a Subsidiary that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or a Subsidiary. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 Section 338(h)(10) Election.

(a) Election. At the request of Buyer, the Seller and Buyer shall jointly make, and shall take any and all actions necessary to effect, an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Subsidiaries’ Securities hereunder (collectively, a “Section 338(h)(10) Election”). If Buyer requests a Section 338(h)(10) Election, Seller and Buyer shall, within ten days prior to the date such forms are required to be filed under Applicable Law, exchange completed and executed copies of IRS Forms 8023 and 8883, required schedules thereto, and any similar state, local or foreign forms. The completed and executed IRS Form 8883 shall reflect the Allocation Schedule agreed to by Seller and Buyer pursuant to Section 6.05(b). If a Section 338(h)(10) Election is made, Seller and Buyer shall report the purchase and sale of the Shares consistent with the treatment of the purchase of the Shares as a “qualified stock purchase” and consistent with the Section 338(h)(10) Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority or otherwise.

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(b) Allocation of Purchase Price. If a Section 338(h)(10) Election is made, Seller and Buyer agree that the Purchase Price and the Liabilities of each Subsidiary and any other relevant items (the “Section 338(h)(10) Consideration”) shall be allocated among the assets of each of the Subsidiaries for all purposes (including Tax and financial reporting) as shown on the allocation schedule (the Allocation Schedule). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 45 days following Buyer’s request to make a Section 338(h)(10) Election. Buyer, each Subsidiary (if relevant), and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 6.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of each Subsidiary, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller, each Subsidiary (if relevant), and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of each Subsidiary for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.07 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE VII TC “ARTICLE VII INDEMNIFICATION” \l 1
INDEMNIFICATION

Section 7.01 Indemnification by Seller. Except as otherwise provided herein, Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Subsidiary) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

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(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and all related rights to indemnification shall survive the Closing. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein.

Section 7.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of a Subsidiary or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by Article VI hereof.

Section 7.06 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	JanOne Inc. 325 E. Warm Springs Rd., Suite 102 Las Vegas, NV 89119 Email: tisaac@arcainc.com Attention: Tony Isaac, CEO
with a mandatory copy (which shall not constitute notice) to:	Clark Hill PLC 555 South Flower Street, 24th Floor Los Angeles CA 90071 Email: rkatz@clarkhill.com Attention: Randolf Katz, Esq.
If to Buyer:	VM7 Corporation 7301 Ohms Lane, Suite 320 Edina, MN 55439 Email: virland@virlandj.onmicrosoft.com Attention: Virland Johnson, CEO and President
with a mandatory copy (which shall not constitute notice) to:	James J. Gatziolis, Esq. ___________________ ___________________ Email: james.gatziolis@gmail.com

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the

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other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada in each case located in the City of Las Vegas and County of Clark, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS

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AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

JANONE INC.
By_____________________ Tony Isaac Chief Executive Officer
VM7 CORPORATION
By_____________________ Virland Johnson President

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EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Agreement	Preamble
Base Price	Section 1.02(a)
Buyer	Preamble
Buyer Indemnitees	Section 7.01
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 2.02(e)
Disclosure Schedules	Section 1.02
Contingent Price	Section 102(b)
Encumbrance	Section 1.01
Governmental Authority	Section 2.02(d)
Indemnified Party	Section 7.03
Indemnifying Party	Section 7.03
Law	Section 3.01
Losses	Section 6.04
Monthly Minimum Payment	Section 102(b)

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Monthly Percentage-based Payment	Section 102(b)
Non-payment Events of Default	Section 102(b)
Person	Section 3.03(b)
Payment Date	Section 102(b)
Payment Event of Default	Section 102(b)
Pre-Closing Tax Period	Section 6.04
Purchase Price	Section 1.02
Representatives	Section 5.01
Restricted Period	Section 5.02(a)
Securities Act	Section 4.03
Seller	Preamble
Seller Indemnitees	Section 7.02
Subsidiaries’ Securities	Recitals
Subsidiaries	Recitals
Straddle Period	Section 6.01(a)
Taxes	Section 6.01(a)
Tax Records	Section 6.06
Tax Return	Section 6.01(b)
Transaction Documents	Section 2.02(b)

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